EX-28.d.2.r.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE FUND ADVISORS

NATIONWIDE VARIABLE INSURANCE TRUST

AND WELLINGTON MANAGEMENT COMPANY, LLP

Effective March 24, 2008

As amended March 20, 2013*

Funds of the Trust	Advisory Fees
NVIT Multi-Manager Large Cap Value Fund	0.35% on all Subadviser Assets

NVIT Multi-Manager Small Cap Growth Fund	0.45% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on March 14, 2013.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Lucinda M. Morris
Name:	Lucinda M. Morris
Title:	Senior Vice President